Exhibit (m)(3)

AMENDED AND RESTATED
SHAREHOLDER SERVICES PLAN

This Shareholder Services Plan (the “Plan”) dated November 14, 2005, constitutes the shareholder services plan of the shares of each series of the American Independence Funds Trust (the “Trust”) listed on Exhibit A (or specific classes of a Fund as indicated on Exhibit A).

WHEREAS, the Trust, a corporation organized under the laws of Delaware, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of the Trust are divided into separate series (each a “Fund” and collectively the “Funds”) set forth in Appendix A hereto, as may be amended from time to time;

WHEREAS, the Trust has pursuant to a Multi Class Expense Allocation Plan established four classes of shares, two such classes under this Plan are Class A and Class C; and

WHEREAS, the Trust has adopted a related form of Shareholder Servicing Agreement with respect to each class of shares (the “Shares”) of the Funds for certain service organizations that wish to act as agent of their customers (the “Agent”) (respectively, the “Plan” and the “Agreement”).

NOW, THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:

Section 1. Annual Fees. Each Fund is authorized to pay financial institutions, including Manifold Fund Advisors, LLC and its affiliates, or other persons who provide certain services to the Funds (each a “Service Provider”), a services fee, within the meaning of FINRA Rules under the Plan at an aggregate fee in an amount not to exceed on an annual basis 0.25% for Class A and Class C (collectively referred to herein as “Shares”) of the average daily net asset value of the respective class of Shares of such Fund (the “Services Fees”) as compensation for providing service activities pursuant to an agreement with each Service Provider.

The Fund may pay a Service Fee to the Service Provider at a lesser rate than the fees described above. The Service Fees will be computed daily and payable quarterly by the Funds.

Section 2. Approval of Trustees. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

Section 3. Term. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 2.

Section 4. Termination. The Plan may be terminated as to a particular Class of Shares or as to all Classes of Shares at any time, without any penalty, by a vote of the majority of the Trustees on 60 days’ notice.

Section 5. Agreements. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

(a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees on not more than 60 days’ written notice to any other party to the agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

Section 7. Amendments. The Plan may not be amended to increase materially the amount of the Plan Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

Section 8. Meanings of Certain Terms. As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Approved: November 14, 2005

Amended: June 22, 2012

Amended: September 21, 2012

Amended: December 14, 2012

Amended: June 14, 2013

Amended: March 21, 2014

Amended: April 29, 2015

Amended: June 19, 2015

Amended: June 23, 2016

Amended: June 20, 2017

APPENDIX A

to the

Shareholder Services Plan

Class A Shares and Class C Shares

Funds Covered Under this Plan are as follows:

Fund Name

American Independence JAForlines Global Tactical Allocation Fund, Class A, Class C

American Independence Kansas Tax-Exempt Bond Fund, Class A, Class C

American Independence Carret Core Plus Fund, Class A

American Independence U.S. Inflation-Protected Fund, Class A, Class C

American Independence Hillcrest Small Cap Value Fund, Class A, Class C

Amended: June 19, 2015

Amended: June 23, 2016

Amended: June 20, 2017

Amended: September 19, 2017